As filed with the Securities and Exchange Commission on July 30, 2002

                                                 Registration No. 333-__________

--------------------------------------------------------------------------------

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           XECHEM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                             22-3284803
(State or other jurisdiction of                              (I.R.S Employer
 incorporation or organization)                           Identification Number)

                    100 Jersey Avenue, Building B, Suite 310
                         New Brunswick, New Jersey 08901
                                 (732) 247-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Dr. Ramesh C. Pandey
                           Xechem International, Inc.
                    100 Jersey Avenue, Building B, Suite 310
                         New Brunswick, New Jersey 08901
                                 (732) 247-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:
                           Mitchell D. Goldsmith, Esq.
                             Dennis B. O'Boyle, Esq.
                            Shefsky & Froelich, Ltd.
                      444 North Michigan Avenue, Ste. 2500
                             Chicago, Illinois 60611
                                 (312) 527-4000
                           (312) 527-3194 (Facsimile)

Approximate date of proposed sale to the public: as soon as possible after effectiveness.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
  Title of each class                               Proposed maximum       Proposed maximum
  of securities to be       Number of Shares       offering price per     aggregate offering          Amount of
       registered           to be registered              unit                   price            registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value   1,095,685,000(1)(2)(3)     $0.0036926(4)            $4,046,850             $372.73(5)
   $0.00001 per share
------------------------------------------------------------------------------------------------------------------

(1) We issued approximately $524,000 in principal amount of Unsecured Subordinated Convertible Debentures (the "Debentures"), which bear simple interest at 8% per annum and mature in ten years from their dates of issuance, as to which we have agreed to register our shares of Common Stock, par value $0.00001 per share, issuable upon conversion of the Debentures. In addition, we issued $1,150,000 in principal amount of Unsecured Convertible Notes (the "Notes"), which bear simple interest at 8% per annum and mature in two years from their date of issuance, as to which we have agreed to register our shares of Common Stock issuable upon conversion of the Notes. Both of the Debentures and the Notes provide for the conversion of unpaid principal and interest into our Common Stock. We also issued warrants ("Warrants") to purchase 35,560,000 shares of Common Stock and an option (the "Option") to purchase 125,000 shares of Common Stock. We will issue these shares when the holders convert the Debentures and the Notes.

(2) The Debentures are convertible into shares of Common Stock at $0.0015 per share. We are registering 460,000,000 shares to be issued upon conversion of the Debentures. The Notes are convertible into shares of Common Stock at the lower of $0.005 per share or 50% of the lowest bid price of the shares on the principal market upon which the Common Stock is traded. We are registering 600,000,000 shares to be issued upon conversion of the Notes. We are registering 35,560,000 shares for issuance upon exercise of the Warrants and 125,000 shares for issuance upon exercise of the Option.
(3) Subject to increase (or decrease) in accordance with Rule 416 of Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in our corporate structure which results in a change in the number of shares issuable upon conversion of the Debentures.
(4) The maximum offering price per share for the shares to be issued on conversion of the Debentures is 460,000,000 shares multiplied by the fixed conversion price of $0.0015 per share for a total of $690,000. The maximum offering price per share for the shares to be issued on conversion of the Notes is 600,000,000 shares multiplied by $0.005 per share (the highest possible conversion price for the Notes) for a total of $3,000,000. The maximum offering price per share for the shares to be issued on exercise of the Warrants and the Option is $0.01 per share for a total of $355,600 and $1,250, respectively. The average offering price per share is $0.0033786 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JULY 30, 2002

                           XECHEM INTERNATIONAL, INC.

                   Up to 1,095,685,000 Shares of Common Stock

     This Prospectus relates to the offer and sale of up to 1,095,685,000 shares of Common Stock, $.00001 par value (the "Shares"), of Xechem International, Inc. ("us," "we" or "our"), of which up to 460,000,000 shares are issuable upon the conversion of up to $524,000 in principal amount of outstanding Unsecured Subordinated Convertible Debentures (the "Debentures"), up to 600,000,000 Shares are issuable upon conversion of up to $1,150,000 in principal amount of outstanding Unsecured Convertible Notes (the "Notes"), up to 35,560,000 Shares are issuable upon exercise of outstanding warrants (the "Warrants") and up to 125,000 Shares are issuable upon exercise of an outstanding option (the "Option"). All of the Debentures, Notes, Warrants and the Option are restricted as to transfer and there is no market for any of the Debentures, Notes, Warrants or the Option.

     The Debentures provide that the holders of the Debentures can convert all outstanding principal and accrued but unpaid interest into Shares at a conversion price of $0.0015 per Share. The Notes provide that the holders of the Notes can convert all outstanding principal and accrued but unpaid interest into Shares at a conversion price of the lower of $0.005 per Share or 50% of the lowest closing bid price for the Shares on the OTC Pink Sheets, the OTC Bulletin Board, the Nasdaq Stock Market, the New York or American Stock Exchange or if not then trading on any of the foregoing, such other principal market or exchange where the Shares are listed or traded for 30 trading days prior to but not including the conversion date. The Warrants and the Option provide that holders can exercise some or all of the Warrants or the Option at a price of $0.01 per Share.

     Our common stock is included for quotation on the OTC Bulletin Board under the symbol ZKEM.OB On July 26, 2002, the last reported trade for our common stock on the OTC Bulletin Board was $0.0041.

     Since both the Debentures and the Notes provide for conversion of the outstanding principal and interest thereof into Shares, we will not receive any cash proceeds from the conversion of any of the Debentures or the Notes. However, we will receive proceeds of up to $356,825 from the issuance of Shares upon exercise of the Warrants and the Option, all of which will be added to our working capital.

     We will pay all expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part).

     Please review the "Risk Factors" beginning on page 16 before you convert your Debentures or your Notes or exercise your Warrants or your Option.

                        --------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is __________, 2002

                       DOCUMENTS INCORPORATED BY REFERENCE

     We are incorporating in this Prospectus by reference the following documents which we filed with the U.S. Securities and Exchange Commission:

     1.   Our Annual Report on Form 10-KSB for the year ended December 31, 2001.

     2.   Our  Quarterly  Report on Form 10-QSB for the quarter  ended March 31,
          2002.

     3. Our Registration Statement on Form 8-A filed on April 1, 1994, including all amendments thereto.

     4. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offer made by this Prospectus are incorporated by reference in this Prospectus and made a part hereof from the date of our filing of these documents.

     Any statements contained in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which is also incorporated by reference modifies or supersedes such statements. Any such statement so modified or superseded shall constitute part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS (EXCEPT ANY EXHIBITS TO THEM) ARE AVAILABLE WITHOUT CHARGE FROM US UPON WRITTEN OR ORAL REQUEST BY ANY PERSON WHO RECEIVES THIS PROSPECTUS. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO US AT 100 JERSEY AVENUE, BUILDING B, SUITE 310, NEW BRUNSWICK, NEW JERSEY 08901, (732) 247-3300.

                        --------------------------------

     Some of the statements included in this Prospectus may be considered to be "forward looking statements" since such statements relate to matters which have not yet occurred. For example, phrases such as "we anticipate," "believe" or "expect" indicate that it is possible that the event anticipated, believed or expected may not occur. Should such event not occur, then the result which we expected also may not occur or occur in a different manner, which may be more or less favorable to us. We do not undertake any obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or circumstances.

     Readers should carefully review the items included under the subsection Risk Factors, as they relate to forward looking statements, as actual results could differ materially from those projected in the forward looking statement.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information important to your investment decision. You should read the entire prospectus, including the consolidated financial statements and related notes incorporated by reference from our Annual Report on form 10-KSB for the year ended December 31, 2001 before making an investment decision.

                                   THE COMPANY

     Xechem International, Inc. is a Delaware corporation and is a holding company which owns all of the capital stock of Xechem, Inc., a development stage pharmaceutical company currently engaged in the research, development and limited production of niche generic and proprietary drugs from natural sources. We are engaged primarily in applying our proprietary extraction, isolation and purification technology to the production and manufacture of paclitaxel (commonly referred to in scientific literature as "TAXOL(R)," a registered trademark of

Bristol-Myers Squibb Company ("Bristol-Myers")). Paclitaxel is an anti-cancer compound used for the treatment of ovarian, breast, small cell lung cancers and AIDS related Kaposi sarcomas.

THE OFFERING

     All of the Shares which we are offering for sale by this Prospectus will be issued in connection with the conversion of the Debentures or the Notes or the exercise of the Warrants or the Option. Since both the Debentures and the Notes provide for conversion of the outstanding principal and interest into Shares, we will not receive any cash proceeds from the conversion of either the Debentures or the Notes. However, we will receive proceeds of up to $356,825 from the issuance of Shares upon exercise of the Warrants or the Option, all of which will be added to our working capital.

                                    BUSINESS

General
-------

     We are a holding company which owns all of the capital stock of Xechem, Inc, a development stage biopharmaceutical company currently engaged in the research, development, and limited production of niche generic and proprietary drugs from natural sources. We are engaged primarily in applying our proprietary extraction, isolation and purification technology to the production and manufacture of paclitaxel (commonly referred to in the scientific literature as "TAXOL(R)," a registered trademark of Bristol-Myers). Paclitaxel is an anticancer compound used for the treatment of ovarian, breast, small cell lung cancers and AIDS related Kaposi sarcomas. We have successfully isolated greater than 97% pure paclitaxel and have received seven U.S. and seven international patents on this technology and its second generation analogs from the U.S. Patent and Trademark Office and 34 international patents are pending. We have also prepared, through contract, dosage forms of paclitaxel and have performed limited stability testing for submission of an Abbreviated New Drug Application ("ANDA") to the Food and Drug Administration ("FDA"). We have submitted to the FDA a Drug Master File ("DMF") for the facility and the bulk paclitaxel product. We are working to submit an ANDA for generic paclitaxel, the Active Pharmaceutical Ingredient.

     We have continued and will continue to apply our expertise to research and develop other niche compounds. We have focused certain of our research and development efforts on the development of drugs from sources derived from
Chinese, Indian and other traditional medicinal plants in the anticancer, antifungal, antiviral (including anti-AIDS), anti-inflammatory, anti-aging and memory enhancing areas and compounds for the treatment of sickle cell anemia. Some of these efforts are performed in collaboration with the National Cancer Institute ("NCI") and the National Institutes of Mental Health ("NIMH"). We have identified a number of plant extracts showing excellent in vitro biological activity against Helicobacter pylori (H. pylori), vancomycin resistant enterococcus faecalis ("VREF") and methicillin resistant staphylococus aureus ("MRSA").

     We have a subsidiary, Xechem (India) Pvt., Ltd., in New Delhi, India.

     We have organized a subsidiary, XetaPharm, Inc. ("XetaPharm"), to develop and market over-the-counter natural product health supplements such as GinkgoOnce(R), GarlicOnce(R), GinsengOnce(R), Gugulon(TM), Melatonin, DHEA, CoEnzyme Q-10, VIDA PRAS(TM) and CoEnzyme Q-10. To date, XetaPharm has had only limited operations and sales. See "XetaPharm" below.

     We have signed a joint venture agreement with J & M Consultants, Ltd. a Hong Kong company, to establish Xechem Pharmaceutical China Ltd. with offices in Hong Kong and Beijing, Peoples Republic of China. See "Xechem China" below.

Product Discovery and Development Process
-----------------------------------------

     Our drug development process involves a multidisciplinary exchange among folklore healers, ethnobotanists, natural product scientists, pharmacologists, physicians and research pharmacists. Since our targeted plant material has, in certain instances, already been used for many years in humans, we believe that there is greater likelihood that a compound isolated from such material will work on humans and, correspondingly, that there is a decreased likelihood of toxicity. In addition, because traditional medicinal preparations are typically administered either orally or topically, they are more likely to yield pharmaceuticals that are also active orally or topically. These methods of administering a drug are product attributes viewed by the medical community as convenient and desirable.

     Our product  discovery and development  process  involves six major phases:
(i) folklore screening; (ii) ethnobotanical research; (iii) biological screening; (iv) fingerprinting and standardization of the activities observed;
(v) isolation of active compounds; and (vi) product development.

     Folklore Screening. Our drug discovery process begins with fieldwork in collaboration with folklore healers who have been utilizing plant remedies used for generations by native people. Our scientists, as well as other scientists and non-scientists working with us, have participated directly in such fieldwork in India, working with local folklore healers to identify and obtain samples of plants used by such healers, and to understand the folklore applications and means of using such plants. In the People's Republic of China, this early fieldwork has largely been performed by researchers at the institutions with which we collaborate, and which have made their results of this fieldwork available to us.

     Ethnobotanical Research. We investigate candidate plant materials with the ethnobotanists and physicians who have conducted field expeditions in the People's Republic of China and India. The ethnobotanist records the specific plants and plant parts used medicinally, the form of use (dried, brewed, fresh, etc.), duration and method of treatment, location and abundance of the plant. We prioritize our plants by determining their anticancer, antiviral, anti-inflammatory, anti-infective, anti-aging, antidiabetic, memory enhancing areas and compounds for sickle cell anemia. The field-derived information is also cross-checked through literature searches as to chemical constituents, previously discovered biological activity and other reported medicinal uses. In our multidisciplinary environment, the ethnobotanists continue to work with other scientists after the expedition phase in the later stages of drug discovery to assist in directing activity screens.

     Biological Screening. The plants selected after folklore screening and ethnobotanical research are then extracted. The extracts are screened for specific activities in vitro. The in vitro positive extracts are tested again to confirm the activities.

     Fingerprinting and Standardization. Those extracts which show confirmed in vitro activities are subjected to fingerprinting and standardization by high performance liquid chromatograph ("HPLC") and thin layer chromatograph ("TLC") for use as "phytopharmaceuticals."

     Isolation of Active Compounds. The active extracts are also subjected to bioassay guided fractionation to isolate pure compounds. The isolated compounds are then further tested for biological activities to develop pharmaceuticals in studies meeting Western standards. We are currently screening extracts and pure compounds in the antifungal, anticancer, antiviral, anti-inflammatory, anti-infective and memory enhancing areas. We conduct certain of our screening in collaboration with the NIH and industrial laboratories.

     Product Development. Once an extract or a pure compound has demonstrated promising activity, it is subjected to the same product regulatory requirements as potential drugs from other sources. These requirements include current Good Laboratory Practices ("cGLP"), Preclinical, Investigational New Drug ("IND"), and Abbreviated New Drug Applications ("ANDA"), Phase I, Phase II clinical trials (i.e. trials on patients), and New Drug Application ("NDA") filings with FDA. Our product development team in consultation with regulatory, toxicology and other experts, as necessary, will design appropriate clinical studies. See "Government Regulation" below.

RECENT DEVELOPMENTS

New Patents
-----------

     The U.S. Patent & Trademark Office issued U.S. Patent No. 6,177,456 on January 23, 2001 containing broad claims to a novel second-generation paclitaxel analog which we developed. Preliminary studies show antineoplastic efficacy of the new, novel analogs against a wide array of cancer tumor cells. The claims cover the new paclitaxel analog, its pharmaceutical formulations comprising the compound, a method for administering such compound for treating both animal and human tumors and a method for production of the compound. The new analog is produced by semisyntheses involving selective halogenation of paclitaxel's close analog cephalomannine to produce monohaloisomers of cephalomannine.

     We received an Australian Patent # 724929 on January 25, 2001 for several dihalo analogs of paclitaxel, the well known antitumor drug sold under the name TAXOL(R) by Bristol-Myers Squibb.

     On September 4, 2001 we announced that we received a Mexican patent for our novel and efficient proprietary technology to extract and purify paclitaxel from the yew tree (Taxus brevifolia and other Taxus species). The claims cover the method of extraction and purification from raw biomass and more refined paclitaxel-containing sources. The method is simple, novel and provides a high yield of paclitaxel from renewable sources without destroying or endangering existing natural sources of paclitaxel, which has been a serious concern in the past.

     On September 25, 2001 we announced that we received notice of issuance of New Zealand Patent No. 326527 for paclitaxel analogs, the preparation thereof and use as antitumor agents.

     The process to generate commercial revenue and profits from these patents and new discoveries may take several years as we embark on regulatory approval and development projects.

New Discovery
-------------

     On February 14, 2001 we announced that we have identified a number of medicinal plant extracts from Peoples Republic of China (PR China) and India showing excellent in vitro biological activity against H. pylori, VREF and MRSA.

     H.   pylori   has   recently   been   found  to  be  a  primary   cause  of
gastro-intestinal ulcers in humans. Routinely, a doctor's treatment for this condition may comprise using a triple drug therapy of amoxicillin, clarithromycin and Prilosec(R), just to name a few of the prescribed combinations available. One drawback to this present-day treatment is the fact that many people are allergic to the antibiotic amoxicillin, resulting in a need for an alternative therapy. Also, amoxicillin and clarithromycin may remove beneficial bacteria from the gastro-intestinal tract. The plant extracts isolated by our scientists are natural products that have the potential to be a preferred medication in this important area of ulcer treatment.

     Similarly, certain bacteria are becoming resistant to antibiotics such as vancomycin and methicillin. Therefore, many of the major pharmaceutical companies are looking for products/compounds active against these resistant bacteria. Our plant extracts have shown excellent in-vitro results and current animal toxicity studies are progressing.

Xechem China
------------

     On  April  4,  2000,  we  signed  a  joint  venture  agreement  with  J & M
Consultants, Ltd. ("J & M") to establish Xechem Pharmaceutical China Ltd. ("Xechem China") with offices in Hong Kong and Beijing, People's Republic of China. Xechem China is owned 45% by us and 55% by J & M Consultants, Ltd. The purpose of establishing Xechem China is to carry on the business of manufacturing, marketing and distributing pharmaceutical and nutraceutical products in China. Xechem China will also carry out research, development, clinical studies and production of new drugs based on our technology related to traditional Chinese medicine and other disciplines, provide consulting services for drug development and set up a certified laboratory in the People's Republic of China to screen, establish quality control and quality assurance laboratories and certify pharmaceutical products for the public.

     In the first phase, Xechem China was to commence the (i) pre-clinical and clinical studies of a new paclitaxel formulation for ovarian and breast cancers,
(ii) toxicological studies on two of Xechem's second generation patented paclitaxel analogs and (iii) registration of Xechem/XetaPharm's nutritional products (GinkgoOnce(R), GarlicOnce(R), GinsengOnce(R), Gugulon(TM), Co-Enzyme Q-10 and VIDAPRAS(TM)). Further capital commitments will be required of J&M or other partners in the development agreements in order to meet their business plans.

     In an exclusive license agreement with Xechem China, we will allow the use of our patents, trademarks and technical information to manufacture, market and sell the products in the territories of the People's Republic of China, Hong Kong, Macao, Taiwan (The Republic of China), Mongolia, Korea, Singapore, Malaysia, Indonesia, the Republic of the Philippines, Thailand, Vietnam, Brunei, Cambodia, Myanmar, and such other countries or regions which may be agreed between the parties. A non-exclusive license has been granted in Japan. J & M committed a sum of $1,218,000 and management services to Xechem China. Xechem China had agreed to fund us up to $240,000 as an interest free loan in monthly installments of $20,000 over 24 months. As of December 31, 2000 we have received $140,000; no new funds were received in 2001.

     During the second quarter of 2001 Xechem Pharmaceutical China Ltd. temporarily ceased active operations, due to Xechem China's present C.E.O. having to devote his full attention to his other holdings. We feel this is a temporary situation and will not hinder our present or future involvements in the Asian Market. We and our subsidiaries are still actively pursuing other relationships.

     On March 23, 2001 we announced that we signed a cooperation agreement with Shanghai Fudan Taxusal New Technology Co., Ltd. located within the Science and Technology Industry Park of Shanghai Universities. This agreement's objective is the co-development of new paclitaxel soluble analogs and other natural products isolated from Chinese traditional medicines.

Xechem Nigeria
--------------

     On July 1, 2002, we announced that we have incorporated a corporation in Nigeria, Xechem Pharmaceuticals Nigeria Limited, under the laws of Nigeria ("Xechem Nigeria"). We organized Xechem Nigeria in order to manufacture, market and distribute a number of pharmaceuticals and prescription nutraceuticals originating from the African continent. As of the date of this Prospectus, we have not generated any revenues from Xechem Nigeria.

Sale of Net Operating Loses (NOLs)
----------------------------------

     As of December 31, 2001 we have received approval from the New Jersey Economic Development Authority ("NJEDA") to sell approximately $519,000 of $766,000 of tax benefits generated from non operating losses ("NOLs"). Under the terms of this NJEDA program, the proceeds of the sale had to be used for the purchase of fixed assets, working capital and any other expenses determined by the NJEDA to be in conformity with the New Jersey Emerging Technology and Biotechnology Financial Assistance Act. During 2001 and 2000, we and our subsidiaries transferred New Jersey tax benefits of $519,000 and $300,000 in exchange for $452,000, (which was received in January of 2002) and $249,000 (which was received in December of 2000) respectively, pursuant to the New Jersey State Tax Credit Transfer program.

PACLITAXEL AND OTHER ANTICANCER AGENTS

Paclitaxel
----------

     Paclitaxel was developed through a program sponsored by the National Cancer Institute ("NCI") in which over 35,000 plant species were tested for anticancer activity. One of the plant extracts (the bark of Taxus brevifolia, commonly known as Western Yew) led to the isolation and discovery of paclitaxel. Paclitaxel has a unique anticancer action which blocks the replication of cancer cells. Bristol-Myers' formulation of paclitaxel (marketed under the trade name "TAXOL(R)") was first approved in the United States, Canada, and other countries for use against refractory ovarian and breast cancers in patients who had failed to respond to initial chemotherapy. Subsequently, it has been approved for small cell lung cancer and AIDS related Kaposi sarcoma. Paclitaxel has also been shown to be effective against skin cancer and colon cancer.

     An established market exists for paclitaxel that we believe currently exceeds $1.5 billion per year. Additionally, as clinical experience grows, paclitaxel is expected to be approved for use on several other cancers.
Paclitaxel is also used in combination with other chemotherapy and as a sensitizer to radiation therapy. We believe that significant market expansion can be expected in the near future as a number of competitors produce or are developing processes to produce paclitaxel.

     We have developed our own process and isolated limited quantities (less than one kilogram) of greater than 97% pure paclitaxel that we intend to utilize in our efforts to obtain regulatory approval in the United States and foreign jurisdictions for the sale of the compound. In connection with its development of paclitaxel, Bristol Myers was granted a period of marketing exclusivity under the Waxman-Hatch Amendment to the Food, Drug and Cosmetic Act of 1984 which has expired. We intend to submit an ANDA in both India and the United States for paclitaxel before the end of year 2003. We estimate, but can provide no assurances, that FDA approval of an ANDA for paclitaxel will take six to twenty four months. At such time as we have the necessary data, we intend to apply for regulatory approval to market paclitaxel in certain foreign countries. In addition, although there can be no assurances, we are considering the possibility of selling paclitaxel as "bulk raw material," processed to 97% or greater purity, but not formulated and packaged into single dosage sizes. Such sales, however, are not expected to be significant. Management believes that obtaining regulatory approval to market and distribute paclitaxel in such foreign markets will require a significantly shorter period of time than would be required in the United States, but can offer no assurances. See "Government Regulation."

     In cooperation with researchers at the University of Texas MD Anderson Cancer Center ("MD Anderson"), we have developed a new formulation of paclitaxel which does not contain Cremophor(TM) and ethanol, ingredients used in the currently approved generic formulation. We believe it ultimately may have significant commercial potential. In the second quarter of 1997, we obtained a license (the "License Agreement") from MD Anderson and the Board of Regents of the University of Texas (the "UT Board") for the rights to such formulation. Under the license, we have the exclusive, worldwide rights to MD Anderson's and the UT Board's patent and other rights, except for certain rights of the US government and the rights of MD Anderson and the UT Board to use such rights for educational purposes. We may lose the rights to such technology in countries in which we do not commence activities within five years from the date of the license. Under the license agreement, we would pay MD Anderson certain milestone and similar payments, as well as a royalty of 4% of our sales of the new formulation use of paclitaxel. We would also pay to MD Anderson a percentage of amounts we receive from sublicenses, if any.

     We are presently engaged in litigation with MD Anderson and the Trustees of the University of Texas in connection with this agreement. On March 2, 2000, we filed a complaint in the United States District Court for the District of New Jersey against the University of Texas, MD Anderson and the UT Board, as defendants. This complaint is for declaratory judgment against the defendants in connection with the License Agreement. MD Anderson sent a letter to our counsel seeking to terminate the License Agreement. This letter also contained a counterproposal to us, which we rejected, and we also rejected the claim that the License Agreement should be terminated. The defendants delivered a termination letter to us purporting to terminate the License Agreement on the basis of the claim that we were "insolvent." This alleged insolvency was based upon 1998 financial records. We stated in our complaint that we are currently solvent and deny the claim that we were insolvent in 1998. We have made all required payments to MD Anderson pursuant to the License Agreement.

     Our complaint also seeks to change inventorship and ownership of the University of Texas' patents, worldwide, which cover the new formulation of the anticancer drug paclitaxel. The University of Texas sought to dismiss the complaint based on lack of personal jurisdiction, venue, 11th Amendment state sovereign immunity and lack of declaratory judgment jurisdiction. On February 21, 2002, a federal district court judge of the U.S. District Court, District of New Jersey, denied the University of Texas' motion to dismiss the case for lack of personal jurisdiction and venue and granted the defendant's motion to transfer the case to the Southern District of Texas

(CA No.: 00-1010). The judge did not rule on the defendants' motion to dismiss the suit based on 11th Amendment state sovereign immunity and lack of declaratory judgment jurisdiction. The case is now pending.

     In August 1998 we announced that we signed a strategic agreement with Nordic Drugs AB for the marketing and distribution of paclitaxel in Denmark, Sweden, Finland, Norway and Iceland. Nordic Drugs AB is a well-known marketer of pharmaceuticals with a strong position in the oncology area. The headquarters of Nordic Drug AB is located in Malm, Sweden. The marketing and distribution agreement calls for Nordic Drugs to submit the necessary application for obtaining regulatory approval of our paclitaxel product, as well as its new patented paclitaxel analogs and its new patented stable non-toxic formulation for paclitaxel developed in conjunction with the M. D. Anderson Cancer Center. Nordic Drugs will have exclusive marketing and distribution rights in its territory for a term of ten years. As of the date of this Prospectus, no new developments have occurred.

     We have obtained notice of regulatory approval to import and sell generic Chinese paclitaxel, under the MEDAXOL(TM), in India. We received notice and authorization from the Indian Government on July 20, 2001. As of December 31, 2001 there has been no sales generated from MEDAXOL(TM).

MANUFACTURING

     We conduct pilot-scale manufacturing of our potential products (other than nutraceuticals) under current Good Manufacturing Practices ("cGMP"). Management believes that our in-house pilot plant facility has adequate capacity to manufacture a limited quantity of bulk drugs for sale. We have temporarily stopped our in-house manufacturing of bulk paclitaxel due to Bristol-Myers' exclusivity to market paclitaxel, now since expired. We intend to resume manufacturing in the near future. We have submitted a Drug Master File ("DMF") for our facility and for the manufacture of bulk paclitaxel with the FDA. Such certification is a necessary precondition to production of paclitaxel and other pharmaceutical products for sale in the United States market. See "Paclitaxel and Other Anticancer Agents" above.

     We are seeking other collaborative partners for certain of our proposed products if and when such products are ready for marketing for wide clinical use. To the extent that manufacturing is not performed by collaborative partners, we intend to lease commercial-scale manufacturing facilities or utilize third party facilities as the needs arise and financing therefore is available. There can be no assurance that such facilities will be available on commercially acceptable terms, that such facilities will be adequate for our long-term needs or that financing for such facilities will be available on terms satisfactory to us, if at all.

PATENTS AND PROPRIETARY TECHNOLOGY

     Our policy is to seek patent protection aggressively and enforce all of our intellectual property rights. Dr. Pandey was issued a patent in 1992 for purifying Dermostatin A and B, the rights to which he assigned to us. A second patent, related to the method for separating and purifying antifungal polyene macrolide antibiotics, was granted to Dr. Pandey in 1993, which he also assigned to us. We have received two patents from the U.S. Patent and Trademark Office for the HEXOID? plate. We have also received seven U.S. patents on paclitaxel and our analogs from the U.S. Patent and Trademark Office from 1997 through January 2001 and seven international patents from July 1999 through January 2001. Patent applications for numerous counterparts are pending in the areas of paclitaxel isolation and purification, paclitaxel analogs and plant tissue culture (which also will be assigned to us).

     No assurance can be given that any patent held by, issued to, or licensed by, us will provide protection that has commercial significance. Furthermore, no assurance can be given that our patents, if issued, will afford protection against competitors with similar compounds or technologies, that others will not obtain patents which make claims similar to those covered by our patent applications or that the patents of others will not have an adverse effect on our ability to conduct our business.

                              UNITED STATES PATENTS
                              ---------------------

        U.S. Patent                                                      Date of
          Number                   Title of Patent                        Issue
          ------                   ---------------                        -----

1.       5,159,002       "Method for Purifying Dermostatin A and B"        1992
2.       5,210,226       "Method for Separating Purifying Polyene          1993
                         Macrolide Antibiotics"
3.       5,654,448       "Isolation and Purification of Paclitaxel         1997
                         from Organic Matter containing Paclitaxel,
                         Cephalomannine and Other Related Taxanes"
4.       5,840,748       "Dihalocephalomannine and Methods of use          1998
                         Therefore"
5.       5,854,278       "Preparation of Chlorinated Paclitaxel            1998
                         Analogues and Their Use Thereof as Antitumor
                         Agents"
6.       5,807,888       "Preparation of Brominated Paclitaxel             1998
                         Analogues and Their Use as Effective
                         Antitumor Agents"
7.       5,840,930       "Method for Production of 2", 3"                  1998
                         Dihalocephalomannine"
8.       5,817,510       "Device and Method for Evaluating                 1998
                         Microorganisms"
9.     Des. 411,308      "Covered, Multi-Well Assay Plate"                 1999
10.      6,177,456       "Monohalocephalomannines having Anticancer        2001
                         and Antileukemic Activity and Method
                         Preparation Therefore"

                              INTERNATIONAL PATENTS
                              ---------------------

1. Pandey, R.C. and L. Yankov, "Isolation and Purification of Paclitaxel from Organic Matter Containing Paclitaxel, Cephalomannine and Other Related Taxanes," South African Letters Patent # 97/6834, July 28, 1999.

2. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents," South African Letter Patent # 97/6833, July 28, 1999.

3. Pandey, R.C., L.K. Yankov, "Isolation and Purification of Paclitaxel and Cephalomannine," New Zealand Letter Patent # 321499, August 13, 1999.

4. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents," New Zealand Letter Patent # 326527, June 8, 2000.

5.   Pandey,  R.C., L.K. Yankov,  "Isolation and Purification of Paclitaxel from
     Organic Matter Containing Paclitaxel, Cephalomannine and Other Related Taxanes," Australian Letter Patent # 720719, September 21, 2000.

6. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents," Australian Letter Patent #724929, January 25, 2001.

7. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents" New Zealand Letter Patent #326527, September 25, 2001.

     No assurance can be given that any current or future patents will provide us with competitive advantages for our products, or that they will not be successfully challenged or circumvented by our competitors. Although we believe that we have conducted an exhaustive patent search, there can be no assurance that patents do not exist or could not be filed which would have an adverse effect on our ability to market our products. If other companies were to successfully bring legal actions against us claiming patent or other intellectual property right infringements, in addition to any potential liability for damages, we could be required to obtain a license to continue to use the affected process or to manufacture or use the affected product or may be required to cease using such products or process. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, or at all. There could be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our financial and human resources, regardless of the outcome of such litigation.

     Our licensing agreement with the MD Anderson Cancer Center and the Trustees of the University of Texas requires us to expend significant sums to maintain our exclusivity under such agreement, as well as to prosecute patent infringers at our cost and expense. There can be no assurance that we will have the funds sufficient to continue our rights under this agreement or to commercialize the licensed technology. MD Anderson issued a letter to us claiming a breach of contract. We oppose this claim and subsequently filed for a declaratory judgment against MD Anderson Cancer Center and the Trustees of the University of Texas.

     We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our employees, consultants and others. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or independently developed by competitors.

RESEARCH FOR PROPRIETARY DRUGS AND TECHNOLOGY DEVELOPMENT

Paclitaxel Analogs
------------------

     During the isolation and purification of paclitaxel, we have isolated and purified at least nine analogs of paclitaxel which have been tested in vitro in collaboration with the NCI. Preliminary animal studies have shown that these analogs may have significant advantage over TAXOL(R) or TAXOTERE(R) in the treatment of certain cancers. We have been awarded seven United States patents and seven international patents with numerous international patents pending in this area.

Niche Anticancer Drugs
----------------------

     In addition to paclitaxel, we are developing technologies for production and formulation of other niche generic anticancer drugs whose patents have either expired or will expire. In some instances, the bulk raw material for such products will require independent strain development from cultures and scale up, such as in the case of bleomycin. Our ability to develop such additional products will be dependent, at least in part, upon our ability to set aside sufficient funds to commence these sometimes lengthy projects. Due to both the niche market size and the difficulty in isolating and replicating these compounds, we believe that there will be limited future competition in these markets.

     Approval of the FDA will be required before we may market any niche generic drugs through submission of an ANDA in the United States. Opportunities may exist to market such drugs abroad, subject to less stringent requirements in certain instances.

Products from Traditional Medicinal Plants and Marine Sources
-------------------------------------------------------------

     In addition to our efforts to develop generic equivalents to compounds, which no longer enjoy patent protection, we have developed an efficient drug discovery program for the discovery, development and commercialization of new classes of pharmaceuticals. Towards this goal, we are seeking to develop proprietary drugs from extracts of medicinal plants and marine sources, as well as diagnostic tests for determination of the presence of certain biochemical compounds and/or diseases.

     Though the pharmaceutical industry's emphasis has shifted from plant-based drug discovery to the increased screening through combinatorial chemistry, synthetic compounds and the modification of existing compounds for the generation of analogs and the utilization of biotechnology tools and techniques, we believe that our approach of screening folk lore medicinal plants and modification through semisyntheses have a chance of success in developing new drugs.

     Traditional plant medicines have been valued in various cultures throughout the ages for their therapeutic and healing properties. In recent decades, modern investigations have led to the systematic screening of thousands of plants and other natural products for a variety of biological activities. Several commercially successful pharmaceuticals based upon these medicines have exhibited activities useful in treating cancer, fungal and viral infections (including AIDS), and in retarding aging and senescence. Ethical pharmaceuticals currently in use having plant origins include: L-dopa, used for the treatment of Parkinson's disease; pilocarpine, used to treat glaucoma; quinine, used to fight malaria; and vinblastine and vincristine, used to treat certain cancers, both of which come from India and the People's Republic of China. In addition, drugs such as aspirin, ephedrine, digitalis, paclitaxel and camptothecin originated from plants found in temperate regions of the world. Valuable natural-product pharmaceuticals may be derived from a variety of medicinal plants, marine sources and fermentation processes.

     Our particular focus is the development of therapeutic agents based on traditional plant medicines, especially the folklore of India, the People's Republic of China and Indonesia. Over the past few decades, research in these countries has developed a number of drugs from such plants. However, only a few of these drugs have been introduced into Western medicine. We believe that we have an opportunity to use our expertise and knowledge of these agents, as well as sourcing of natural compounds, to develop pharmaceuticals that can be successfully introduced in the United States and other developed countries.

     Through a detailed investigation of traditional Chinese and Indonesian medicinal plants and herbs, Indian Ayurvedic medicines and Western pharmacological literature, we have selected over 2,000 natural products, extracts, semi-synthetic and synthetic compounds for further research and development in the areas of anticancer, antiviral (including AIDS) and
anti-inflammatory,        anti-infective        cholesterol-lowering,        and
anti-aging/anti-senescence agents.

     All of these extracts and pure compounds are undergoing early stages of laboratory screening for activity against cancer, AIDS, infections or other conditions. Those compounds, which demonstrate significant activity, will be further tested in animal studies. We will select those compounds which show greatest promise for further investigation and commencement of the process of submitting applications to the FDA, conducting human clinical trials and obtaining final FDA approval. Historically in the United States, seven to ten years are needed to advance a new pharmaceutical from the laboratory to marketing. See "Government Regulation" below.

NCI Grant: Products from Deep Sea Marine Organisms
--------------------------------------------------

     We have entered into an agreement with the Fisheries and Aquaculture Technology Extension Center ("FATEC"), Cook College - Rutgers University wherein FATEC transfers biological materials to us for screening and isolation of compounds that may have antiviral, antimicrobial, anti-HIV and immunomodulatory activities. We have developed and implemented antimicrobial screening assays for use with the organisms transferred by FATEC. Extracts of a number of organisms transferred by FATEC were biologically active against streptococcus infections.

     In August 1999 we were awarded a Small Business Innovative Research Phase I grant of $87,084 from the National Cancer Institute ("NCI") with Dr. Ramesh Pandey, the principal investigator, to study bioactive natural products from marine extremophiles. This research was done in conjunction with Rutgers University. The grant was later increased by $10,800 and was extended to August 2001. All funds were received in 2000 and the grant was completed in full during 2001.

     We are actively pursuing other government grants and will continue to do so in the near and distant future.

OTHER NICHE GENERIC DRUGS

     In addition to anticancer drugs, we are seeking to develop compounds for generic antifungal, anti-AIDS and cardiovascular drugs which enjoy significant market demand but are no longer subject to patent protection, to obtain ANDA approval of such drugs and to market such drugs independently or through joint ventures with other pharmaceutical firms. Management believes this will afford us the ability to develop one or more products in the marketplace on a faster basis than through the development of new drugs, with the concomitant regulatory hurdles.

HEXOID(TM) Plate
----------------

     We have developed, under a SBIR Phase I grant in 1992 from the National Aeronautics and Space Administration ("NASA"), a microbial diagnostic HEXOID(TM) plate assay useful for rapid screening of microbial infections and antibiotic activity. The test allows a researcher to conduct several different tests simultaneously and inexpensively. This test, used in evaluating microbial infections, could replace bulky, cumbersome and expensive laboratory testing equipment presently in use. We believe that applications exist in identification and characterization of microorganisms in clinical and veterinary specimens (e.g. urine, blood and sputum), in water samples, in cosmetics and for pesticide detection and biocide evaluation.

     We have received two U.S. Patents from the U.S. Patent and Trademark Office relating to the HEXOID(TM) plate. See "Patents and Proprietary Technology" above. Further development will be required before the HEXOID(TM) plate can be marketed. There can be no assurance as to whether or when we will be able to market the HEXOID(TM) plate successfully.

TECHNICAL AND CONSULTING SERVICES

     In addition to our research, development and production activities, we, to a limited extent, provide technical and consulting services to pharmaceutical and chemical product companies, as well as to companies in the food, cosmetic and household product industries. Our microbiologists can perform tests such as potency assays for antibiotics and vitamins, microbial counts for pharmaceuticals, water, cosmetics and toiletries and mutagenic studies of pharmaceuticals. Our chemists can provide tests such as infrared ("IR"), ultraviolet ("UV-VIS") and gas chromatography ("GC") analysis of pharmaceuticals, chemical analysis of vitamins and high performance liquid chromatography ("HPLC") analysis of pharmaceuticals and cosmetics. Many of these tests are standardized tests required to obtain approval of products by FDA or the U.S. Environmental Protection Agency ("EPA").

     We also consult with and assist clients in their development and improvement of pharmaceuticals. We assist clients in developing and validating methods and protocols for researching and producing pharmaceuticals and other products. Technical and consulting services are not our principal focus and are not expected to have a material impact on our operations.

     Although we stress quality control in our technical and consulting services, we may face professional liability as a result of our service work. We do not maintain, and do not currently intend to obtain, insurance against such liabilities.

XETAPHARM(TM)

     We established XetaPharm(TM) in 1996 to bridge the gap between pharmaceuticals and nutraceuticals. XetaPharm's principal business objective is to develop "quality controlled" nutraceutical products for the consumer market. Based on meetings between the National Center for Complimentary and Alternative Medicine ("NCCAM"), National Institutes of Health ("NIH") and the FDA, which were attended by our scientists, we determined that our technological strength and agreements with Chinese and Indian institutions could assure the introduction of quality controlled nutraceutical products. We have obtained "Gold Leaf(R)" as our Trademark for these products.

     XetaPharm has developed a limited number of over-the-counter natural products (not requiring FDA approval) for sale through direct consumer sales, health food outlets and distribution companies. We have selected several products to be manufactured by contract manufacturers under XetaPharm trademarks. The emphasis of the products has been the natural health benefits. Initial marketing efforts commenced in the second quarter of 1996. XetaPharm has introduced eight products, to date: GarlicOnce(R); GinkgoOnce(R); GinsengOnce(R); Gugulon(TM); Melatonin; DHEA; Co-Enzyme-Q10; and VIDA PRAS(TM). We have designed a time release component for the first three of these products, reducing the number of pills that must be taken. In 2000, we introduced Co Enzyme Q-10. There can be no assurances as to the level of success for this program. XetaPharm's marketing efforts and sales have been limited, due to our financial constraints. We are evaluating our long-term commitment, which includes continued investment in sales and marketing, limited investment to product development for other companies or divestiture of XetaPharm.

     In December of 2001, we fully reserved the value of our finished goods inventory of XetaPharm due to slow movement and limited sales. This will in no way stop our efforts to market nutraceuticals in the future.

     XetaPharm's interactive E-commerce based web site (xetapharm.com) is available for purchases and information for all of XetaPharm's product line.

MANUFACTURING OF NUTRACEUTICALS

     XetaPharm products are currently produced to our specifications by a contract manufacturer until our marketing efforts through brokers, the Internet and foreign sales show sufficient demand to warrant in-house manufacturing. We will analyze possible alternatives.

MARKETING

     We are seeking corporate alliances with large pharmaceutical companies for some of these programs in order to take advantage of such companies' abilities to reach broad-based markets. There can be no assurance that we will be able to enter into such collaborative agreements. If we decide to conduct any direct marketing of potential products, there can be no assurance that we will be successful in establishing a successful in-house marketing and sales force or that sufficient financing will be available to develop our marketing and sales capabilities.

     XetaPharm sells its nutraceutical product line through health food stores, pharmacies and the Internet. The marketing of these products is anticipated to occur through print, radio and television advertising and trade publications. XetaPharm has limited in-house marketing and sales force at this time and is seeking to establish alliances with more distributors, as well as marketing firms, to promote its product line. We may in the future co-market these products with established marketing organizations and/or provide some of these products on a private label basis. We have also established sales through the world-wide web and E-commerce through the web site www.xetapharm.com.

TRADEMARKS

     We have registered and maintain trademark rights to Xechem(R) and have applied for registration of HEXOID(TM). We had planned to market paclitaxel under the trademark PAXETOL(TM). Registration of PAXETOL(TM) in United States and Canada was opposed by SmithKline Beecham P.L.C. ("SKB") based on SKB's registered PAXIL(R) mark for use with a dissimilar product. In order to avoid this conflict, we will select a new name for the United States and Canada, but will retain the trademark PAXETOL(TM) for other countries. We may seek to register other existing or future trademarks. We are not aware of any competitive uses of trademarks similar to our existing trademarks, other than as claimed by SKB, which may interfere with our use of our trademarks.

     XetaPharm maintains trademark rights to GarlicOnce(R), GinsengOnce(R), GinkgoOnce(R) and Gold Leaf(R), for which federal registration has been granted. The trademarks for Gugulon(TM) and VIDA PRAS(TM) are pending at this time. XetaPharm may adopt other trademarks for use with its potential products.

RAW MATERIAL SUPPLY

     Initially, we obtained the raw material for paclitaxel from domestic sources. In September 1994, we entered into a three year agreement with Guizhou Fanya Pharmaceutical Co. Ltd. ("Guizhou") for Guizhou to supply us with partially processed raw material for paclitaxel. Pursuant to that Agreement, we purchased 2.5 kilograms of at least 50% crude paclitaxel (i.e., paclitaxel already extracted from the bark) from Guizhou during 1995 and 2.5 kilograms in 1996. Our obligation was to purchase a minimum of four kilograms in the year 1996 and four kilograms in the year 1997. Due to our financial condition, and the extension of Bristol-Myers Squibb's exclusivity of the sale of TAXOL(R) in the US market, we were unable to make the minimum purchases.

     Should the agreement with Guizhou be terminated or not extended, we may not be able to purchase sufficient quantities of paclitaxel pursuant to the Guizhou agreement to meet our current needs. If we determine to produce paclitaxel in larger quantities than presently planned, we have located additional suppliers in China and one supplier in India for the crude paclitaxel material or its precursor. We currently import the plant materials for our products under development primarily from the People's Republic of China and India. A continued source of plant supply from the People's Republic of China and India, as well as a supply of the raw material for paclitaxel, is subject to the risks inherent in international trade. Those risks include unexpected changes in regulatory requirements, exchange rates, tariffs and barriers, difficulties in coordinating and managing other foreign operations, potentially adverse tax consequences and possible problems associated with DMF data. There can be no assurance of a continual source of supply of these materials. Interruptions in supply or material increases in the cost of supply could have a material adverse effect on our financial condition and results of operations.

     As paclitaxel is derived from the extraction and purification of raw materials (bark, needles etc.), the manufacture of paclitaxel is contingent upon the availability of the raw material. There are limited sources of paclitaxel raw material worldwide and certain of such sources are under contract with Bristol-Myers and other competitors. In addition, the gathering season for paclitaxel in certain regions (e.g., the Pacific Northwest) is limited to certain times of the year and harvesting must be arranged in advance. While we believe that we will be able to obtain our required quantities of paclitaxel in the foreseeable future at reasonable prices, there can be no assurances that our current source of supply or others will be able to supply the same.

     We have entered into agreements with two Chinese institutions for the supply of plant extracts and synthetic compounds. We have spent $150,000 for extracts and compounds under these agreements over the past five-years. Some of the compounds from these investigations are in the pre-clinical development. In addition, we will likely have to pay royalties to these institutions if the markets develop for any products based on these materials.

     Dr. Pandey and his brothers incorporated a corporation in India ("Xechem India") which seeks to obtain contracts for dependable supplies of plants and other raw materials from India. Based on our discussions with Indian sources for such materials, we believe that an Indian corporation will be able to obtain such contracts on significantly better terms than would a United States-based corporation. Xechem India may also conduct certain research, manufacturing and marketing activities in India. Dr. Pandey has transferred his interest in Xechem India to us in exchange for our reimbursement to him of the organizational expenses (approximately $5,000). Currently, we own substantially all of Xechem India. We have not invested significant additional amounts in Xechem India. We anticipate that Xechem India will seek financing from Indian sources, including, in particular, individuals or organizations which will be active in Xechem India's business, which may dilute our interest in Xechem India. Dr. Pandey's family has invested additional funds in Xechem India. It is anticipated that Xechem India will make available to us the materials which Xechem India obtains. We have adopted a policy that all transactions with affiliates shall be on terms no less favorable to us than could be obtained from an unaffiliated party and must be approved by a majority of our independent directors. Such policy specifically applies to any transaction between us and Xechem India if and so long as Dr. Pandey or any of the members of his immediate family own 10% or more of the capital stock of Xechem India. However, if we do not control Xechem India, there can be no assurance that Xechem India will make such materials available to us or that it will not make such materials available to our competitors. In addition, if we do not control Xechem India, there can be no assurance that Xechem India's research, development, manufacturing and other activities will be of benefit to, or would not be competitive to, us. Xechem India has signed an agreement with Fujisawa (USA) to market their vancomycin and other injectable drugs in India. Xechem India commenced marketing vancomycin in 1997 after registration of the drug with the Drug Controller of India. We recently registered generic paclitaxel in India. The results of operations of Xechem India have not been significant, to date.

COMPETITION

Pharmaceuticals
---------------

     Competition in the pharmaceutical industry is extremely intense. The principal factors upon which such competition is based include marketing, distribution, price, therapeutic efficacy, side effects, profile, ease of use, safety, physician acceptance and patient compliance. Many treatments exist for cancer, viruses, and fungi, and additional therapeutics are under development, including other naturally sourced pharmaceuticals.

     Most competitors, one of which currently dominates the paclitaxel market (Bristol-Myers), have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than we do. In addition, these companies have vastly greater resources for the production and distribution of pharmaceuticals following development and regulatory approval. These companies may represent significant long-term competition to us. Our competitors may succeed in developing products that are more effective or less costly than any that may be developed by us, or that gain regulatory approval prior to our products. Bristol-Myers is already marketing paclitaxel commercially in the United States, Canada and certain other countries for treating ovarian, breast, small cell lung cancers and AIDS related Kaposi Sarcoma. In addition, other companies have competitive products that are in more advanced stages of clinical testing than our paclitaxel or our second-generation paclitaxel. We also expect that the number of market entrants, and thus the number of our competitors and potential competitors, will increase as more paclitaxel products receive commercial marketing approvals from the FDA or analogous foreign regulatory agencies. Any of these entrants may be more successful than us in manufacturing, marketing and distributing our products. In addition, we understand that: (i) in October and December 1993, Napro Biotherapeutics, Inc. ("Napro") filed a confidential DMF containing certain of Napro's proprietary manufacturing processes with the FDA and the Australian Therapeutic Goods Administration (the "TGA"), Australia's equivalent of the FDA, relating to Napro's manufacture of paclitaxel, and that Napro has been selling certain quantities of paclitaxel in Australia; and (ii) Rhone Poulenc has developed a paclitaxel analogue trademarked as "TAXOTERE(TM)," which has similar but different properties to paclitaxel, which has been sold in Europe, and in 1996 received approval to sell TAXOTERE(TM) in the United States. To our knowledge, a number of other pharmaceutical firms are poised to introduce paclitaxel for sale in the United States once Bristol Myers Squibb's exclusivity for TAXOL(R) lapses.

     There can be no assurance that developments by other pharmaceutical companies will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments of our competitors. We believe that some of our competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products we are developing. These competing products may be more effective and less costly than the products we are developing. We have established some collaboration to investigate our second-generation paclitaxel analogs, which are at a very preliminary stage.

Nutraceuticals
--------------

     The health supplements and nutritional product industries in which XetaPharm operates are extremely competitive, both internationally and in the United States. XetaPharm faces substantial competition to each of its products. Competitive factors include quality, price, style, name recognition and service. As a new entrant in these markets, XetaPharm has not established name recognition and its competitive position cannot be determined. XetaPharm will compete primarily with health-aid companies, specialty retailers, mass merchandisers, chain drug stores, health food stores and supermarkets. Many of such companies have trademarked products known worldwide. XetaPharm will also compete with companies which manufacture and distribute non-branded (generic) products. Many competitors have substantially greater financial, distribution, marketing and other resources than XetaPharm and have achieved significant name recognition and goodwill for their brand names. There can be no assurance that XetaPharm will be able to successfully compete with these companies when marketing its products.

GOVERNMENT REGULATION

     The research, development, manufacture and marketing of our potential products are subject to substantial regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our potential products. Historically, in the United States, it takes seven to ten years to advance a new pharmaceutical from the laboratory to the time when it can be marketed.

     Prior to marketing any pharmaceutical product for other than research purposes, we must prepare and submit a Drug Master File ("DMF") to the FDA to obtain overall approval of the facility as a manufacturer of pharmaceuticals and a DMF for the process of manufacturing such products. Thereafter, before any of our potential new pharmaceutical products may be marketed in the United States the following is involved: (i) preclinical testing including stability studies and animal tests; (ii) submission of an Investigational New Drug ("IND") application which must become effective before clinical trials may begin; (iii) well-controlled human clinical trials to establish the safety and efficacy of the proposed drug in its intended application; and (iv) FDA approval of a New Drug Application ("NDA"). If the drug or compound utilized in the product has been previously approved for use in another dosage form, the approval process is similar, except that certain preclinical toxicity tests normally required for the IND may be avoided through the use of an ANDA.

     Clinical trials are typically conducted in three sequential phases that may overlap. Phase I involves the initial introduction of the drug into healthy human subjects where the product is tested for safety, dosage tolerance, absorption, metabolism distribution and excretion. Phase II involves studies in a limited patient population to: (i) determine the efficacy of the product for specific, targeted indications; (ii) determine dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. When Phase II evaluations demonstrate that the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dose ranging and clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites. The FDA or the sponsor may suspend clinical trials at any point in this process if either entity concludes that clinical subjects are being exposed to an unacceptable health risk, or for other reasons.

     The results of product development, preclinical studies, and clinical studies are submitted to the FDA as part of a NDA for approval of the marketing and commercial shipment of the product. The FDA may deny a NDA if applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, a product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized and it has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

     Under the Waxman Hatch Amendment to the Food, Drug and Cosmetic Act of 1984, a five year period of marketing exclusivity is granted to any firm which develops and obtains FDA approval of a non patentable new molecular entity to compensate the firm for development efforts on such non patentable molecular entities. In connection with its development of paclitaxel, Bristol Myers was granted a period of marketing exclusivity, which was to expire on December 29, 1997, but was extended for four years. Management believes some, but not all foreign countries have given Bristol Myers exclusive rights to market the compound. We intend to submit an ANDA for paclitaxel before the end of year 2001. We estimate, but can provide no assurances, that FDA approval of an ANDA for paclitaxel will take six to twenty-four months. At such time as we have such data, we intend to apply for regulatory approval to market paclitaxel in certain foreign countries. Management believes that obtaining regulatory approval to market and distribute paclitaxel in certain foreign markets will require a significantly shorter period of time than would be required in the United States, but can offer no assurance thereof.

     Each drug product manufacturing establishment that supplies drugs to the U.S. market must be registered with, and approved by, the FDA prior to commencing production and is subject to biennial inspections by the FDA for cGMP compliance after a NDA or an ANDA has been approved. In addition, drug product manufacturing establishments must meet applicable state and local standards.

     In nutraceuticals, the processing, formulation, packaging, labeling and advertising of XetaPharm's products will be subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission and the Consumer Product Safety Commission, among others. These activities will also be regulated by the Hatch-Harkin Dietary Supplement Health and Education Act of 1994 and by various agencies of the states and localities in which our products will be sold. We intend to, and believe that we will be able to, comply with these laws and regulations in all material respects.

ENVIRONMENTAL REGULATION

     In connection with our research, development and manufacturing activities, we are subject to federal, state, and local laws, rules, regulations, and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe that we have complied with these laws and regulations in all material respects and we have not been required to take any action to correct any noncompliance, there can be no assurance that we will not be required to incur significant costs to comply with health and safety regulations in the future. Our research and development involves the controlled use of hazardous materials, chemicals and micro-organisms. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulation, the risk of accidental contamination or injury from these materials cannot be completely eliminated. This risk is less when handling anticancer compounds. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.

EMPLOYEES

     As of June 30, 2002, we had 18 employees, one of which is part-time. Of these employees, eight are dedicated to research, development, manufacturing and regulatory compliance. Eight of our employees hold doctorate degrees. None of our employees are covered by a collective bargaining agreement. We believe all relations with our employees are satisfactory.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the following information about the risks we face before converting your Debentures or Notes into, or exercising your Warrants or the Option for, our Common Stock.

     AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

Repayment of Debentures and Notes
---------------------------------

     Unless we are able to generate income from operations or obtain additional funding prior to the maturity of the Debentures (ten years from issuance) or the Notes (two years from issuance), we will not be able to repay all the unpaid principal and interest due on the Debentures and Notes. In the event that the trading price of our Common Stock at the time when holders decide to convert the Debentures or Notes into Shares is less than the conversion price then in effect, it may not be economically prudent for the holders to convert either the Debentures or the Notes. As a result, holders of Debentures and Notes could find themselves in a position where we are in default in our payment obligations under the Debentures and the Notes and the conversion right under both the Debentures and the Notes does not provide holders any economic benefit. Holders could then lose all of their investment in the Debentures and the Notes, with little, if any, recourse against us.

Volatility of Stock Price
-------------------------

     The securities of biotechnology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. Announcements of technological innovations for new commercial products by us or our competitors, developments concerning proprietary rights or general conditions in the bio-technology and health industries may have a significant effect on our business and on the market price of our securities. Sales of Shares by existing security holders could also have an adverse effect on the market price of the Shares given the limited trading and low price of the Shares. Over the prior 12 months, stock prices have changed with a high of $0.029 and a low of $0.003. As of July 15, 2002 the closing price of our Common Stock on the OTC Bulletin Board was $0.0046.

No Developed or Approved Products; Early Stage of Development
-------------------------------------------------------------

     We are a development stage company. Our primary potential products, paclitaxel and its analogs are in the development stage. Although we have isolated paclitaxel in a substantially pure state and obtained several patents, there can be no assurance that such compounds will pass the necessary regulatory requirements for approval for sale in the United States or abroad. In addition, Bristol-Myers maintains a dominant market share in the paclitaxel business and may choose to take legal action to impair the entry of additional competitors in the market, such as by alleging infringement on certain patents. Also, although we anticipate that we will be able to submit an ANDA for paclitaxel in the year 2003, we do not yet have all of the data for such ANDA and there can be no assurance that we will be able to file the ANDA at that time. Although we have the capability to, and may, sell paclitaxel for research purposes, to date, we have not received any revenues from sales of paclitaxel for human consumption and have received only minimal revenues from other product sales or sales of paclitaxel for research and development. Our principal revenues have been contract research and testing and consulting services for other companies, which are not expected to continue, and which have historically been minimal. To achieve profitable operations, we, alone or with others, must successfully develop, obtain regulatory approval for, introduce, and market our potential pharmaceutical products. No assurance can be given that our product research and development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any products, if developed and introduced, will be successfully marketed or achieve market acceptance.

History of Operating Losses; Future Profitability Uncertain
-----------------------------------------------------------

     We have experienced significant operating losses since our inception and have generated minimal revenues from our operations. As of December 31, 2001, our accumulated deficit was approximately $36,208,000 which included losses from operations of $1,871,000, $1,868,000 and $3,035,000, for the years ended
December 31, 2001, 2000, and 1999 respectively. As of March 31, 2002, our accumulated deficit was approximately $36,700,000. Approximately $13,508,000 of our accumulated deficit resulted from a non cash accounting adjustment based upon the difference between the approximate market value of certain debt and equity which was exchanged for our Common Stock simultaneously with our initial public offering (the "IPO"), and the initial public offering price of the Common Stock in our IPO. To date, we have been dependent on capital infusions for financing. Our ability to achieve a profitable level of operations is dependent, in large part, on our completing product development, obtaining regulatory approvals for our potential products and making the transition to commercializing such products. No assurance can be given that our product research and development efforts will be completed, that required regulatory approvals will be obtained, that any products will be manufactured or marketed or that profitability will be achieved. We may require additional funds to achieve profitable operations.

Explanatory Going Concern Disclosure
------------------------------------

     As a  result  of  our  losses  to  date,  working  capital  deficiency  and accumulated deficit, the independent accountants' report on our financial statements for each of the years ended December 31, 1993 through 2001, contain an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our continuation is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitable operations. We anticipate that we will continue to incur significant losses until successful commercialization of one or more products generates sufficient net revenues to cover all costs of operation. As a development stage company, we have a limited relevant operating history upon which an evaluation of our prospects can be made. Our prospects must, therefore, be evaluated in light of the problems, expenses, delays and complications associated with a new business. As a result of the development-stage nature of our business, additional operating losses can be expected. There can be no assurance that we can be operated profitably in the future.

Limited Manufacturing Experience and Capacity
---------------------------------------------

     We believe that our current manufacturing facility is capable of producing approximately four to six kilograms per year of 97% or greater pure paclitaxel from crude bulk extract containing approximately 50% paclitaxel. Formulation and packaging of paclitaxel in single injection dosages will be performed by a contract packager. As of the date of this Prospectus, we have not negotiated a contract with any packager to perform such services. We maintain an efficient, ambient warehouse center to insure proper handling and shipping of the drugs. While we have been seeking additional and back-up manufacturers, there can be no assurance that we will be able to locate such manufacturers or that we will be able to enter into agreements with such manufacturers. Although we believe that we have the capability to significantly expand production of bulk paclitaxel, should demand exceed our manufacturing capacity, we may have to seek third party contract manufacturing. In such instance, there can be no assurance that we could locate satisfactory contract manufacturing services to perform such functions at all or on acceptable terms, or that we would have the funds or ability to develop such capability internally. In order to manufacture pharmaceutical products from our facility, we must obtain FDA approval that the facility is in compliance with cGMP. We have submitted the DMF of the facility to the FDA. If such approval is not obtained, the manufacture of our product will have to be performed by current manufacturers who meet necessary regulatory requirements.

Limited Marketing Experience and Capacity
-----------------------------------------

     Although we may market certain of our potential products through a direct sales force if and when regulatory approval is obtained, currently we have minimal sales and marketing employees. To the extent that we determine not to, or are unable to, enter into collaborative agreements or to arrange for third party distribution of our potential products, significant additional resources will be required to develop a marketing and sales force. Should we elect to license or sell products to distributors, a significant portion of the profits from such products may be realized by such licensees or distributors, rather than by us.

Complaint Against MD Anderson
-----------------------------

     As set forth in more detail in "Business - Paclitaxel and Other  Anticancer
Agents: Paclitaxel," we have obtained a license agreement from the University of Texas MD Anderson Cancer Center and the Board of Regents of the University of Texas for the rights to a new formulation of paclitaxel. Since March 2002, we have been engaged in litigation with MD Anderson and the UT Board in connection with this agreement. We are unable at this time to tell, with any certainty, what the outcome of this litigation might be. In the event that we are not able to prevail on our complaint, we would be materially and adversely affected as to our ability to proceed with further development and marketing of this new formulation of paclitaxel.

Dependence  upon Dr. Pandey and Other Key  Personnel;  Ownership of Common Stock
--------------------------------------------------------------------------------
and Preferred Stock by Dr. Pandey
---------------------------------

     Our ability to develop our business depends upon our attracting and retaining qualified management and scientific personnel, including consultants and members of our Scientific Advisory Board ("SAB"). As the number of qualified scientists is limited and competition for such personnel is intense, there can be no assurance that we are able to attract or retain such persons. In particular, we are dependent upon the continued services of Dr. Ramesh C. Pandey, our Chairman of the Board, President and Chief Executive Officer. The loss of key personnel, such as Dr. Pandey, or the failure to recruit additional key personnel could significantly impede attainment of our objectives and have a material adverse affect on our financial condition and results of operations. Dr. Pandey originally entered into an employment agreement with us for at least a five-year term, which commenced in 1994 and has been extended to February 2005, providing for, among other things, an agreement not to compete with us during his employment and for a period of up to six months thereafter. We have obtained a $4,000,000 key man life insurance policy on Dr. Pandey.

     In order to retain Dr. Pandey's services, we have amended his employment agreement to call for the issuance, at no additional consideration, of 20% of the amount of all newly issued shares of Common Stock or, at his discretion, in lieu thereof, issuance of options to purchase additional shares of Common Stock for such 20% amount, which includes the issuance of an option to purchase shares of Class C Series 6 Preferred Stock at par ($0.00001 per share) which carries voting rights for 10,000 votes per share. The Class C, Series 6 Preferred Stock votes together with the Common Stock on all matters as to which our shareholders are entitled to vote. Our issuance of these shares will have a dilutive effect to our other shareholders.

     As of the date of this Prospectus, r. Pandey owns approximately 61,400,000 shares of Common Stock, 2,500 shares of Class A Preferred Stock which entitles him to 1,000 votes per share, and 6,680 shares of Class C Series 6 Preferred Stock which entitles him to 10,000 votes per share. In addition, Dr. Pandey has received a proxy to vote 40,000,000 shares of Common Stock.

     We will be required to make certain payments to Dr. Pandey in the event of certain changes in control. We may have to record significant charges to the results of operations if this occurs. Further, a portion of such payments may constitute excess employment severance payments, which would not be deductible by us for income tax purposes. In addition, under recently adopted legislation, we may not be permitted to deduct that portion of an executive's compensation which exceeds $1,000,000 in any year, excluding certain performance based compensation. There can be no assurance that options or warrants issued or which may be issued to Dr. Pandey would qualify as performance based compensation, or that we will be able to deduct the entire amount earned by Dr. Pandey in any year.

     In addition, we rely on members of the SAB to assist us in formulating our product discovery strategy and therapeutic targets. The members of the SAB are not employed by us and each of these members have commitments to other entities that limit their availability to us. Some of the members of the SAB are consultants for companies that may be our competitors. There is no assurance that we will be able to retain key members of the SAB.

Management of Staff Growth
--------------------------

     As a result of a reduced amount of capital the number of persons which we employ has decreased. We have reduced our staff from a one time high of 35 to 18 people. We expect to increase our staffing levels in the future. Our ability to execute our strategies will depend in part upon our ability to integrate such new employees into our operations and fund such additional cost. Our planned activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. The inability to acquire such services or to develop such expertise could have a material adverse impact on our operations.

Reliance on Collaborative Relationships
---------------------------------------

     We believe that we will need to enter into collaborative arrangements with other companies. There is no assurance that any collaborations will be completed, or if completed, that they will be successful. Should any collaborative partner fail in its contribution to the discovery, development, manufacture or distribution of a marketable product, our business may be adversely affected.

Uncertainty Regarding Drug Development
--------------------------------------

     Our principal strategy is to develop generic equivalents of niche off-patent drugs that enjoy limited competition. There can be no assurance that such strategy will prove successful or that any proposed products will be commercially viable. Even if we successfully develop and market such products, with time, other competitors will likely enter the markets for these products, which could adversely affect our business. There can be no assurance that we will be able to replicate products that come off-patent or that we will be able to obtain regulatory approval for the sale of such compounds.

Product and Professional Liability Exposure
-------------------------------------------

     We face an inherent business risk of exposure to product liability claims if the use of products that we manufacture results in adverse effects. We may also face professional liability as a result of our contract research and other services. While we will continue to attempt to take appropriate precautions, there can be no assurance that we will avoid significant exposure to such liabilities. Because we have not yet sold any products except for research purposes, and because of the expense of insurance, we do not carry product or professional liability insurance. While management intends to obtain product liability insurance at such time as our operations require it, subject to our ability to pay for such insurance, we do not currently intend to obtain professional liability insurance. There can be no assurance that any coverage which we may obtain will be adequate or that adequate insurance coverage will be available at acceptable cost, if at all, or that a product or professional liability claim would not materially adversely affect our business or financial condition. We may lack the resources to defend our self, our employees, officers or directors against any product liability or professional liability claims.

Protection of Intellectual Property
-----------------------------------

     We rely primarily on a combination of patents, trade secrets, technological expertise and continuing technological research and development to establish and protect proprietary rights in certain of our assets. There can be no assurances that competition will not develop similar or functionally equivalent technologies or expertise. We have entered into confidentiality agreements with certain of our employees, and generally seeks to control access to and distribution of our proprietary information. However, there can be no assurance that these parties will not gain unauthorized access to our proprietary information or trade secrets, or that third parties will not develop equivalent information. In addition, litigation may be necessary to enforce our patent and other intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of third parties. Any litigation could result in us incurring substantial costs and diverting substantial management time to the litigation. No assurances can be given as to the outcome of any litigation to enforce and protect our patent and other intellectual property rights.

     There can be no assurance that third parties will not allege infringement by us of patents and proprietary rights of such parties in the future. If infringement is alleged, there is no assurance that we would prevail in any such challenge, or that if such challenge is successful, that we will be able to obtain a license to use such technology on acceptable terms. Similarly, our competitors may seek to either design around or willfully infringe our patents. Although we believe our patent protection to be very broad, we may lack the resources to enforce our patent position or a court may subsequently determine that the scope of our patent protection is not as broad as presently envisioned. In any event, patent and proprietary rights litigation can be extremely protracted and expensive, and we may lack the resources to enforce our intellectual property rights.

Anti-Takeover Provisions
------------------------

     The Board of Directors has the  authority to issue up to 49,996,350  shares of Preferred Stock in one or more series, and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, including the dividend rights, terms of redemption (including sinking fund provisions), conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The Board of Directors may, therefore, in the future issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. In addition, the issuance of Preferred Stock as well as certain statutory provisions of Delaware law could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly.

Absence of Dividends; Dividend Policy
-------------------------------------

     We have not paid any dividends upon our Common Stock since our formation. We do not currently intend to pay any dividends upon the Common Stock in the foreseeable future and anticipate that earnings, if any, will be used to finance the development and expansion of our business. Our ability to pay dividends on our Common Stock will be limited by the preferences of any Preferred Stock, which may be outstanding from time to time and may be limited by future indebtedness. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.

                                 USE OF PROCEEDS

     Since both the Debentures and the Notes provide for conversion of the outstanding principal and interest into Shares, we will not receive any cash proceeds from the conversion of either the Debentures or the Notes. We will receive a maximum of $1,250 upon exercise of the Option and a maximum of $355,600 upon exercise of the Warrants. All proceeds will be used for working capital purposes.

                   SHARES TO BE ISSUED IN CONNECTION WITH THE
                          CONVERSION OF THE DEBENTURES

     We have sold $524,000 in principal amount of Debentures to investors in an offering exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D promulgated thereunder. As a result, none of the Debentures issued are freely tradable. We have agreed with the holders of the Debentures to register the Shares issuable upon conversion of the Debentures. There is no market for the Debentures. The Debentures provide, among other things, for voluntary conversion of some or all of the outstanding principal and accrued but unpaid interest thereon until the date of conversion but only after six months from the date of issuance of each Debenture until maturity of the Debentures ten years after issuance.

     The conversion price of the Debentures is $0.0015 per Share. The Debentures possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets and for other events. We will issue up to approximately 460,000,000 Shares if all of the Debentures are held to maturity (ten years after issuance), we do not make any payments of principal or interest, and the entire amount of outstanding principal and interest is converted into Shares. If any Debentures are converted prior to maturity, then the amount of interest will be less and the total number of Shares which we will issue upon conversion will be correspondingly less.

     To convert the Debentures, the holder must notify us, in writing, at our offices, of the holder's intention to convert and the number of Shares to be issued. If the holder does not convert all of the Debentures, the holder will receive a new Debenture equal to the difference between the original principal amount of the Debenture and the principal amount of Debentures converted.

                   SHARES TO BE ISSUED IN CONNECTION WITH THE
                             CONVERSION OF THE NOTES

     We have sold $1,150,000 in principal amount of Notes to investors in an offering exempt from registration pursuant to Section 4(2) under the Securities Act and Regulations D and S thereunder. As a result, none of the Notes issued are freely tradable. We have agreed with the holders of the Notes to register the Shares issuable upon conversion of the Notes. There is no market for the Notes. The Notes provide, among other things, for voluntary conversion of some or all of the outstanding principal and accrued but unpaid interest thereon until the date of conversion but only after six months from the date of issuance of each Note until maturity of the Notes two years after issuance.

     The conversion price of the Notes is the lower of $0.005 or 50% of the lowest closing bid price for the Shares on the OTC Pink Sheets, the OTC Bulletin Board, the Nasdaq SmallCap or NMS Markets or any stock exchange, or if not then trading on any of the foregoing, such other principal market or exchange where the Shares are listed or traded for 30 trading days prior to but not including the date of conversion. The Notes possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets and for other events. We will issue up to approximately 600,000,000 Shares if all of the Notes are held to maturity (two years after issuance), the conversion price is $0.005 per Share, we do not make any payments of principal or interest and the entire amount of outstanding principal and interest is converted into Shares. We will issue more Shares if the conversion price is adjusted to less than $0.005 per Share. If any Notes are converted prior to maturity, then the amount of interest will be less and the total number of Shares which we will issue upon conversion may be less, depending upon the conversion price then in effect.

     To convert the Notes, the holder must notify us, in writing, at our offices, of the holder's intention to convert and the number of Shares to be issued. If the holder does not convert all of the Notes, the holder will receive a new Note equal to the difference between the original principal amount of the Notes and the principal amount of the Notes converted.

                     SHARES TO BE ISSUED IN CONNECTION WITH
                            THE EXERCISE OF WARRANTS

     In connection with our agreement with the holders of the Notes, we agreed to issue Warrants (the "Warrants") to the Noteholders to purchase a total of 35,560,000 Shares at an exercise price of $0.01 per Share. The Warrants are exercisable at any time from and after six months from the date of issuance until five years from the date of issuance.

     The Warrants possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets, sale of our stock at below the then current exercise price of the Warrants and for other events. We issued the Warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, as a private offering. As a result, none of the Warrants are freely transferable and there is no market for the Warrants.

     The holder of a Warrant may exercise his or its purchase rights, in whole or in part, at any time, or from time to time, prior to the Warrant expiration date. To make such exercise, the holder must notify us, in writing, at our offices of his or its intention to exercise the Warrants and the number of Shares to be purchased. The holder should also submit payment for the purchase price of the Shares in the form of cash, certified or cashier's check or wire transfer or by way of a "cashless" exercise. If the holder does not exercise all of the Warrants, the holder will receive new Warrants equal to the difference between the number of Shares subject to the original Warrants and the number of Shares purchased pursuant to the Warrant exercise.

                        SHARES TO BE ISSUED IN CONNECTION
                           WITH EXERCISE OF THE OPTION

     We issued an option (the "Option") to one person to purchase up to 250,000 Shares at an exercise price of $0.01 per Share in an offering exempt from registration pursuant to Section 4(2) under the Securities Act. The holder of this Option previously exercised a portion of the Option for 125,000 Shares. The Company issued a new Option for the remaining 125,000 Shares, which has not yet been exercised. There is no market for the Option. The Option can be exercised at any time after six months from date that the Option is issued until the sixth anniversary of issuance. The Option possesses anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets and for other events.

     To exercise the Option, the holder must notify us, in writing, of her intention to exercise and the number of Shares to be purchased. If the holder does not exercise the entire Option, the holder will receive a new Option equal to the difference between the number of Shares originally subject to the Option and the number of Shares exercised.

                            DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock presently consists of 1,950,000,000 shares of Common Stock (of which there are 687,795,065 Shares outstanding), par value $.00001 per share, 2,500 shares of Class A Preferred Stock, par value $.00001 per share (all of which are outstanding), 1,150 shares of 8% Preferred Stock (none of which are outstanding), par value $.00001 per share, and 49,996,350 shares of Class C Preferred Stock, par value $.00001 per share (of which 10,000 shares of Class C, Series 6 Preferred Stock have been authorized and 6,680 shares are outstanding).

COMMON STOCK

     Holders of Common Stock are entitled to one vote on each matter submitted to a vote at a meeting of Shareholders. Common Stock does not have cumulative voting rights, which means that the holders of a majority of Shares voting for the election of directors can elect all of the members of our Board of Directors. Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of the outstanding Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to shareholders. A majority vote of holders of shares of Common Stock represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of holders of shares of Common Stock. All of the outstanding shares of Common Stock are full-paid and nonassessable.

PREFERRED STOCK

     There are currently outstanding 2,500 shares of Class A Preferred Stock. The holders of Class A Preferred Stock are entitled to receive dividends of $0.00001 per share, and $0.00001 per share in liquidation, before any dividends or distributions on liquidation, respectively, may be paid to the holders of Common Stock. The holders of the Class A Preferred Stock are entitled to cast 1,000 votes per share on each matter presented to our shareholders, voting together as a single class with the holders of the Common Stock, except as may be required by the Delaware General Corporation Law, and except that the affirmative vote or consent of holders of a majority of the outstanding Class A Preferred Stock is required to approve any action to increase the number of authorized Class A Preferred Stock, to amend, alter, or repeal any of the preferences of the Class A Preferred Stock, or to authorize any reclassification of the Class A Preferred Stock. We may redeem the Class A Preferred Stock for $.00001 per share at any time after May 3, 2009.

     Our Board of Directors may, without further action by the shareholders, from time to time, issue shares of Class C Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Class C Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Class C Preferred Stock would normally be entitled to receive a preference payment in the event of our liquidation, dissolution, or winding-up before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such Class C Preferred Stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our Board of Directors, without shareholder approval, may issue Class C Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

     We have authorized the issuance of 10,000 shares of Class C, Series 6 Preferred Stock, which rank junior to the Class A Preferred Stock but senior to the Common Stock. The holders of Class C, Series 6 Preferred Stock are not entitled to receive dividends. The holders of Class C, Series 6 Preferred Stock shall be entitled to receive $0.00001 per share on liquidation, before any distributions or liquidation to the holders of Common Stock. The holders of Class C, Series 6 Preferred Stock are entitled to cast 10,000 votes per share on each matter presented to our shareholders, voting as a single class with the holders of Common Stock, except as may be required under the Delaware General Corporation Law, and except that the affirmative vote or consent of holders of a majority of the Class C, Series 6 Preferred Stock is required to approve any action to amend, alter or repeal any of the preferences of the Class C, Series 6 Preferred Stock, or to authorize any reclassification of the Class C, Series 6 Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Continental Stock Transfer and Trust Company, New York, New York.

                                  LEGAL MATTERS

     Certain legal matters in connection with the offering, including the validity of the shares of common stock offered hereby will be passed on for us by Shefsky & Froelich Ltd., Chicago, Illinois.

                                     EXPERTS

     Our consolidated financial statements for the years ended December 31, 2001 and 2000 have been audited by Grant Thornton LLP, Independent Public Accountants, as set forth in its report with respect thereto and is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission') a registration statement, of which this prospectus is a part, on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted certain portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete. To gain a complete understanding of any such contract or other documents, you should read the copies which are filed as exhibits to the registration statement.

     For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

     The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http:
//www.sec.gov.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and furnish our stockholders annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                                                                            PAGE

PROSPECTUS SUMMARY.............................................................1
BUSINESS.......................................................................2
RISK FACTORS..................................................................16
USE OF PROCEEDS...............................................................20
SHARES TO BE ISSUED IN CONNECTION WITH THE CONVERSION OF THE DEBENTURES.......21
SHARES TO BE ISSUED IN CONNECTION WITH THE EXERCISE OF WARRANTS...............22
SHARES TO BE ISSUED IN CONNECTION WITH THE CONVERSION OF THE NOTES............21
SHARES TO BE ISSUED IN CONNECTION WITH EXERCISE OF THE OPTION.................22
DESCRIPTION OF SECURITIES.....................................................22
LEGAL MATTERS.................................................................23
EXPERTS.......................................................................24
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US............................24

                   UP TO 1,095,685,000 SHARES OF COMMON STOCK

                           XECHEM INTERNATIONAL, INC.

                                 --------------

                                   PROSPECTUS

                                 --------------

                                __________, 2002

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby:.

Registration Fee....................................................  $  372.23

Blue Sky Fees and Expenses..........................................   1,000.00*

Accounting Fees and Expenses........................................   1,000.00*

Legal Fees and Expenses.............................................   7,500.00*

Printing Expenses...................................................      50.00*

Transfer Agent and Registrar Fees...................................          0

Miscellaneous.......................................................          0
                                                                      ---------

Total...............................................................  $9,922.23*
                                                                      =========

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of our directors, officers, employees and agents, allows the advancement of costs of defending against litigation and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

Our Certificate of Incorporation provides for indemnification of our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We maintain directors and officers insurance covering our executive officers and directors.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors and officers to us or our stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

ITEM 16.  EXHIBITS

EXHIBIT NO.
-----------

4.1       Representative Unsecured Subordinated Convertible Debenture

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

4.2       Representative Unsecured Convertible Note

4.3       Representative   Subscription  Agreement  for  Purchase  of  Unsecured
          Convertible Notes

4.4       Representative   Subscription  Agreement  for  Purchase  of  Unsecured
          Convertible Subordinated Debentures

4.5       Representative Warrant to Purchase Shares of Common Stock

5         Opinion of Shefsky & Froelich Ltd. regarding legality.

23.1      Consent of Grant Thornton, LLP.

23.3      Consent of Shefsky & Froelich Ltd. (included in Exhibit 5 above).

24 Power of Attorney (included as part of the signature page of this registration statement).

ITEM 17.  UNDERTAKINGS

(a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of New Brunswick, State of New Jersey, on July 30, 2002.

                                       XECHEM INTERNATIONAL, INC. (REGISTRANT)

                                       By: /s/ Ramesh C. Pandey, Ph.D.
                                           -------------------------------------
                                           Ramesh C. Pandey, Ph.D.,
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that Xechem International, Inc., and each person whose signature appears below, constitutes and appoints Ramesh C. Pandey and Ron Romanowski, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name or in the name of the Company and in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as full to all items and purposes as they might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE                       TITLE                              DATE
---------                       -----                              ----

/s/ Ramesh C. Pandey, Ph.D.     Chief Executive Officer,           July 30, 2002
---------------------------     President, Chief Financial
Ramesh C. Pandey, Ph.D.         Officer and Director
                                (Principal Executive Officer

/s/ Stephen Burg                Director and Principal             July 30, 2002
----------------                Financial Officer
Stephen Burg

/s/ Jed C. Goldart              Director                           July 30, 2002
------------------
Jed C. Goldart

/s/ Neil Kosterman              Director                           July 30, 2002
------------------
Neil Kosterman

/s/ John Luther                 Director                           July 30, 2002
---------------
John Luther